Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2020 Second Quarter Financial Results

(Tampa, FL, August 3, 2020) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and six months ended June 28, 2020.

Executive Summary - 2Q20 versus 2Q19
•Net sales decreased 11% to $500 million versus $563 million, due to the negative impact of COVID-19.
•Net income attributable to Masonite increased to $34 million from $24 million. The increase was primarily due to higher average unit price and lower selling, general and administration expenses.
•Diluted earnings per share increased to $1.38 from $0.96 and adjusted diluted earnings per share* increased to $1.50 from $1.09.
•Adjusted EBITDA* increased to $92 million from $80 million.

“We are extremely pleased with our second quarter performance and the resilience of our business, as we delivered significant margin expansion despite base volume declines," said Howard Heckes, President and CEO. "We benefited from our previously implemented pricing strategy and saw demand strengthen following an initial decline early in the quarter during the onset of the COVID-19 pandemic. Operationally we faced many headwinds, yet the organization did an exceptional job addressing these challenges in order to protect our employees and serve our customers. With continued uncertainty around the impact of the ongoing pandemic, we remain keenly focused on near-term execution while also monitoring emerging trends that may contribute to our business momentum following the crisis."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
masonite.com

Second Quarter 2020 Discussion
Net sales decreased 11% to $500 million in the second quarter of 2020, from $563 million in the comparable period of 2019. The decrease in net sales was the result of a 15% decrease in base volume due to the impact of COVID-19, a 1% decrease from the net impact of a divestiture and an acquisition, a 1% decrease in the sale of components and other products and a 1% decrease due to foreign exchange, partially offset by a 7% increase in average unit price (AUP).
•North American Residential net sales were $381 million, flat compared to the second quarter of 2019, driven by a 9% increase in AUP offset by an 8% decrease in base volume and a 1% decrease in foreign exchange.
•Europe net sales were $30 million, a 63% decrease compared to the second quarter of 2019, driven by a 54% decrease in base volume, a 5% decrease in sales volume from the net impact of a divestiture and an acquisition, a 2% decrease in AUP, a 1% decrease in the sale of components and other products and a 1% decrease due to foreign exchange.
•Architectural net sales were $86 million, a 12% decrease compared to the second quarter of 2019, driven by a 14% decrease in base volume and a 3% decrease in the sale of components and other products, partially offset by a 5% increase in AUP.

Total company gross profit increased 6% to $136 million in the second quarter of 2020 compared to $129 million in the second quarter of 2019. Gross profit margin increased 440 basis points to 27.3%, driven by higher AUP and prior year restructuring actions, partially offset by the impact of lower volume, higher manufacturing wages and benefits and a portion of our planned 5-year $100 million reinvestment in the business related to our pricing strategy. Increased savings from material sourcing projects offset the combined impact of inflation and tariffs in the quarter.

Selling, general and administration (SG&A) expenses of $73 million decreased $5 million, or 6%, compared to the second quarter of 2019. The decrease in SG&A was primarily due to COVID-19 related cost reductions, partially offset by higher legal costs related to a previously disclosed lawsuit. SG&A as a percentage of net sales was 14.7%, an 80 basis point increase compared to the second quarter of 2019.

Net income attributable to Masonite increased $10 million to $34 million in the second quarter of 2020. Adjusted EBITDA* increased to $92 million in the second quarter of 2020 from $80 million in the second quarter of 2019.

Diluted earnings per share were $1.38 in the second quarter of 2020 compared to $0.96 in the comparable 2019 period. Diluted adjusted earnings per share* were $1.50 in the second quarter of 2020 compared to $1.09 in the comparable 2019 period. Diluted adjusted earnings per share* excludes $3 million in charges related to the loss on disposal of our India subsidiary and our previously announced restructuring plans incurred in the second quarter of 2020, and the impact of $3 million in charges related to restructuring and the divestiture of non-core businesses in the second quarter of 2019.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2020 Discussion
Net sales decreased 4% to $1,051 million in the first six months of 2020, from $1,093 million in the comparable period of 2019. The decrease in net sales was a result of a 7% decrease in base volume due to the impact of COVID-19, a 1% decrease from the net impact of divestitures and an acquisition, a 1% decrease in the sale of components and other products and a 1% decrease due to foreign exchange, partially offset by a 6% increase in AUP.

•North American Residential net sales were $765 million, a 4% increase compared to the first six months of 2019, driven by a 7% increase in AUP partially offset by a 2% decrease in base volume and a 1% decrease from foreign exchange.
•Europe net sales were $101 million, a 39% decrease compared to the first six months of 2019, driven by a 31% decrease in base volume, a 7% decrease in sales volume from the net impact of divestitures and an acquisition and a 1% decrease due to foreign exchange.
•Architectural net sales were $177 million, a 3% decrease compared to the first six months of 2019, driven by an 8% decrease in base volumes and a 1% decrease in the sale of components and other products, partially offset by a 6% increase in AUP.

Total company gross profit increased 12% to $271 million in the first six months of 2020, compared to $241 million in the comparable period of 2019. Gross profit margin increased 380 basis points to 25.8%, due to higher AUP, increased savings from material sourcing projects and prior year restructuring actions, partially offset by the impact of lower volume, higher inflation and tariffs on raw materials and higher manufacturing wages and benefits.

Selling, general and administrative (SG&A) expenses of $154 million decreased $3 million compared to the first six months of 2019. The decrease was primarily due to COVID-19 related cost reductions and non-cash items, partially offset by higher legal costs related to a previously disclosed lawsuit and higher personnel costs. SG&A as a percentage of net sales was 14.6%, a 30 basis point increase from the first six months of 2019.

Net income attributable to Masonite increased $36 million to $64 million in the first six months of 2020 primarily due to higher AUP, as discussed above, and the absence of prior year costs related to restructuring and divestiture of non-core businesses, partially offset by impact of lower volume. Adjusted EBITDA* increased $28 million to $173 million in the first six months of 2020.

Diluted earnings per share were $2.56 in the first six months of 2020 compared to $1.09 in the comparable 2019 period. Diluted adjusted earnings per share* were $2.74 in the first six months of 2020 compared to $1.90 in the comparable 2019 period. Diluted adjusted earnings per share* excludes $4 million in charges related to the loss on disposal of our India subsidiary and our previously announced restructuring plans incurred in the first half of 2020, and the impact of $21 million in charges related to restructuring and the divestiture of non-core businesses in the first half of 2019.

Masonite repurchased 567,271 shares of stock in the first six months of 2020 for $35 million, at an average price of $61.29, prior to temporarily suspending repurchases in March 2020.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 4, 2020. The live audio webcast will begin at 9:00 a.m. EDT and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q2'20 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through August 18, 2020. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13706346.

About Masonite
Masonite International Corporation is a leading global designer, manufacturer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 8,500 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of the impact of the COVID-19 pandemic, housing and other markets, and the effects of our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; scale and scope of the current coronavirus ("COVID-19") pandemic on our operations, customer demand and supply chain; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of price increases and customer concentration and consolidation; tariffs and evolving trade policy and friction between the United States and other countries, including China and the impact of anti-dumping and countervailing trade cases; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; and environmental and other government regulations, including the FCPA, and any changes in such regulations.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2028 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Second quarter 2019 net sales	$379.6	$81.0	$97.2	$5.2	$562.9
Acquisitions, net of divestitures	—	(4.3)	—	—	(4.3)	(0.8)%
Base volume	(29.7)	(43.7)	(14.0)	0.7	(86.7)	(15.4)%
Average unit price	35.8	(1.7)	5.3	—	39.4	7.0%
Other	(0.9)	(0.4)	(2.5)	(2.9)	(6.7)	(1.2)%
Foreign exchange	(3.6)	(1.0)	(0.4)	—	(4.9)	(0.9)%
Second quarter 2020 net sales	$381.2	$29.9	$85.6	$3.0	$499.7
Year over year growth, net sales	0.4%	(63.1)%	(11.9)%	(42.3)%	(11.2)%

Second quarter 2019 Adjusted EBITDA	63.4	13.4	12.8	(9.9)	79.7
Second quarter 2020 Adjusted EBITDA	91.1	(0.9)	11.5	(9.8)	91.9
Year over year growth, Adjusted EBITDA	43.7%	(106.8)%	(10.0)%	nm	15.2%

	North American Residential	Europe Segment	Architectural	Corporate & Other	Total	% Change
Year to date 2019 net sales	$733.3	$165.2	$182.8	$11.9	$1,093.3
Acquisitions	—	(11.6)	—	—	(11.6)	(1.1)%
Base volume	(11.5)	(50.7)	(15.3)	0.2	(77.3)	(7.1)%
Average unit price	48.1	0.6	11.6	—	60.3	5.5%
Other	(0.5)	(0.7)	(1.8)	(3.7)	(6.7)	(0.6)%
Foreign exchange	(4.4)	(2.2)	(0.4)	—	(7.1)	(0.6)%
Year to date 2020 net sales	$765.0	$100.6	$176.9	$8.4	$1,050.9
Year over year growth, net sales	4.3%	(39.1)%	(3.2)%	(29.4)%	(3.9)%

Year to date 2019 Adjusted EBITDA	$117.0	$23.4	$20.4	$(15.6)	$145.2
Year to date 2020 Adjusted EBITDA	162.8	8.8	22.1	(20.3)	173.4
Year over year growth, Adjusted EBITDA	39.1%	(62.6)%	8.3%	nm	19.4%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$499,658	$562,943	$1,050,886	$1,093,254
Cost of goods sold	363,304	434,013	780,251	852,220
Gross profit	136,354	128,930	270,635	241,034
Gross profit as a % of net sales	27.3%	22.9%	25.8%	22.0%

Selling, general and administration expenses	73,390	78,142	153,723	156,242
Selling, general and administration expenses as a % of net sales	14.7%	13.9%	14.6%	14.3%

Restructuring costs	1,148	1,361	3,089	5,101
Asset impairment	—	3,142	—	13,767
Loss on disposal of subsidiaries	2,091	—	2,091	4,605
Operating income	59,725	46,285	111,732	61,319
Interest expense, net	11,824	11,357	23,106	22,484
Other expense (income), net	(1,446)	(456)	(1,397)	(1,586)
Income before income tax expense	49,347	35,384	90,023	40,421
Income tax expense	14,687	10,293	24,326	10,351
Net income	34,660	25,091	65,697	30,070
Less: net income attributable to non-controlling interests	663	849	1,815	2,039
Net income attributable to Masonite	$33,997	$24,242	$63,882	$28,031

Basic earnings per common share attributable to Masonite	$1.39	$0.96	$2.59	$1.11
Diluted earnings per common share attributable to Masonite	$1.38	$0.96	$2.56	$1.09

Shares used in computing basic earnings per share	24,466,575	25,126,065	24,664,008	25,350,488
Shares used in computing diluted earnings per share	24,651,407	25,376,618	24,932,864	25,645,523

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	June 28, 2020	December 29, 2019
Current assets:
Cash and cash equivalents	$197,506	$166,964
Restricted cash	10,644	10,644
Accounts receivable, net	289,030	276,208
Inventories, net	250,718	242,230
Prepaid expenses	35,317	33,190
Income taxes receivable	2,584	4,819
Total current assets	785,799	734,055
Property, plant and equipment, net	611,942	625,585
Operating lease right-of-use assets	133,068	121,367
Investment in equity investees	14,334	16,100
Goodwill	180,443	184,192
Intangible assets, net	168,592	184,532
Deferred income taxes	20,708	25,945
Other assets	46,945	44,808
Total assets	$1,961,831	$1,936,584

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$83,149	$84,912
Accrued expenses	168,684	180,405
Income taxes payable	14,346	2,350
Total current liabilities	266,179	267,667
Long-term debt	791,536	790,984
Long-term operating lease liabilities	123,825	110,497
Deferred income taxes	84,386	83,465
Other liabilities	49,660	47,109
Total liabilities	1,315,586	1,299,722
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 24,487,121 and 24,869,921 shares issued and outstanding as of June 28, 2020, and December 29, 2019, respectively	553,766	558,514
Additional paid-in capital	213,814	216,584
Accumulated earnings (deficit)	21,794	(20,047)
Accumulated other comprehensive loss	(153,547)	(130,169)
Total equity attributable to Masonite	635,827	624,882
Equity attributable to non-controlling interests	10,418	11,980
Total equity	646,245	636,862
Total liabilities and equity	$1,961,831	$1,936,584

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net income attributable to Masonite	$33,997	$24,242	$63,882	$28,031

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	1,148	1,361	3,089	5,101
Asset impairment	—	3,142	—	13,767
Loss on disposal of subsidiaries	2,091	—	2,091	4,605
Loss on disposal of property, plant and equipment related to divestitures	—	—	—	2,450
Income tax impact of adjustments	(298)	(1,161)	(806)	(5,278)
Adjusted net income attributable to Masonite	$36,938	$27,584	$68,256	$48,676

Diluted earnings per common share attributable to Masonite ("EPS")	$1.38	$0.96	$2.56	$1.09
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.50	$1.09	$2.74	$1.90

Shares used in computing EPS and Adjusted EPS	24,651,407	25,376,618	24,932,864	25,645,523

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended June 28, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$79,841	$(6,376)	$4,983	$(44,451)	$33,997
Plus:
Depreciation	8,729	2,367	2,777	2,970	16,843
Amortization	512	3,270	1,750	390	5,922
Share based compensation expense	—	—	—	3,740	3,740
Loss on disposal of property, plant and equipment	506	7	1,904	6	2,423
Restructuring costs	914	—	86	148	1,148
Loss on disposal of subsidiaries	—	—	—	2,091	2,091
Interest expense, net	—	—	—	11,824	11,824
Other expense (income), net	—	(186)	—	(1,260)	(1,446)
Income tax expense	—	—	—	14,687	14,687
Net income attributable to non-controlling interest	629	—	—	34	663
Adjusted EBITDA	$91,131	$(918)	$11,500	$(9,821)	$91,892

	Three Months Ended June 30, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$46,829	$7,184	$7,186	$(36,957)	$24,242
Plus:
Depreciation	9,800	2,354	3,505	2,542	18,201
Amortization	437	3,656	2,154	1,082	7,329
Share based compensation expense	—	—	—	2,093	2,093
Loss on disposal of property, plant and equipment	1,110	148	49	15	1,322
Restructuring costs	1,313	101	(118)	65	1,361
Asset impairment	3,142	—	—	—	3,142
Interest expense, net	—	—	—	11,357	11,357
Other expense (income), net	86	(35)	2	(509)	(456)
Income tax expense	—	—	—	10,293	10,293
Net income attributable to non-controlling interest	684	—	—	165	849
Adjusted EBITDA	$63,401	$13,408	$12,778	$(9,854)	$79,733

	Six Months Ended June 28, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$138,652	$(2,893)	$9,563	$(81,440)	$63,882
Plus:
Depreciation	18,093	4,824	5,599	4,345	32,861
Amortization	1,107	6,832	3,672	770	12,381
Share based compensation expense	—	—	—	7,210	7,210
Loss on disposal of property, plant and equipment	1,710	10	2,300	25	4,045
Restructuring costs	1,763	(37)	948	415	3,089
Loss on disposal of subsidiaries	—	—	—	2,091	2,091
Interest expense, net	—	—	—	23,106	23,106
Other expense (income), net	—	25	—	(1,422)	(1,397)
Income tax expense	—	—	—	24,326	24,326
Net income attributable to non-controlling interest	1,502	—	—	313	1,815
Adjusted EBITDA	$162,827	$8,761	$22,082	$(20,261)	$173,409

	Six Months Ended June 30, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$77,090	$3,037	$9,265	$(61,361)	$28,031
Plus:
Depreciation	18,879	4,736	6,246	6,625	36,486
Amortization	886	7,621	4,247	2,172	14,926
Share based compensation expense	—	—	—	4,773	4,773
Loss on disposal of property, plant and equipment	1,451	2,617	146	21	4,235
Restructuring costs	3,193	963	486	459	5,101
Asset impairment	13,767	—	—	—	13,767
Loss on disposal of subsidiaries	—	4,605	—	—	4,605
Interest expense, net	—	—	—	22,484	22,484
Other expense (income), net	86	(174)	2	(1,500)	(1,586)
Income tax expense	—	—	—	10,351	10,351
Net income attributable to non-controlling interest	1,670	—	—	369	2,039
Adjusted EBITDA	$117,022	$23,405	$20,392	$(15,607)	$145,212